Exhibit 10.3
SECOND AMENDMENT
TO THE
AMENDED AND RESTATED UNITEDHEALTH GROUP INCORPORATED
2008 EXECUTIVE INCENTIVE PLAN
THIS AMENDMENT, is made and entered into as of November 5, 2015, by UNITEDHEALTH GROUP INCORPORATED, a Delaware corporation (“UnitedHealth Group”);

WHEREAS, UnitedHealth Group has heretofore established and maintains the Amended and Restated UnitedHealth Group Incorporated 2008 Executive Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 7(a) of the Plan, the Compensation and Human Resources Committee (the "Committee") of the Board of Directors of UnitedHealth Group has the authority to amend the Plan; and

WHEREAS, the Committee has determined that it is in the best interests of UnitedHealth Group to amend the Plan in certain respects;

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended by Section 6(d) Change in Control being restated in its entirety for Performance Awards granted on or after November 5, 2015, as follows:

(d) Change in Control. If a Change in Control (as defined below) occurs during a Performance Period or after the end of a Performance Period but before a Performance Award is paid, a Participant shall vest in the Performance Award for such Performance Period if, on or within two years after the effective date of a Change in Control, the Participant ceases to be an employee of the Company as a result of a termination of employment by the Participant for Good Reason or by the Company without Cause. The Committee will determine the level of attainment of any performance factors for which Performance Awards may be paid for each outstanding Performance Period for which Performance Awards have not yet been paid as of the effective date of the Change of Control, in accordance with Section 4(c) hereof. For the purposes of this Section 6:

(i)     “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company; provided, however, that such a sale, merger or other event must also constitute either (A) a “change in the ownership” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v), (B) a “change in the effective control” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vi)(A)(1) (replacing “30 percent” with “50 percent” as used in such regulation), or (C) a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii).

(ii)    “Cause” shall mean a Participant’s (A) material failure to follow the Company’s reasonable direction or to perform any duties reasonably required on material matters, (B) material violation of, or failure to act upon or report known or suspected violations of, the Company’s Code of Conduct, as may be amended from time to time, (C) conviction of any felony, (D) commission of any criminal, fraudulent, or dishonest act in connection with a Participant’s employment, or (E) material breach of any employment agreement between a Participant and the Company, if any. The Company will, within 90 days of discovery of the conduct, give Participant written notice specifying the conduct constituting Cause in reasonable detail and Participant will have 60 days to remedy such conduct, if such conduct is reasonably capable of being remedied. In any instance where the Company may have grounds for Cause, failure by the Company to provide written notice of the grounds for Cause within 90 days of discovery shall be a waiver of its right to assert the subject conduct as a basis for termination for Cause.

(iii)    “Good Reason” shall mean the occurrence of any of the following without a Participant’s written consent, in each case, when compared to the arrangements in effect immediately prior to the Change in Control: (A) any reduction in Participant’s base salary or a significant reduction in Participant’s total compensation; (B) a reduction in Participant’s annual or long-term incentive opportunities; or (C) a diminution in Participant’s duties, responsibilities or authority.

A Participant will, within 90 days of discovery of such circumstances, give the Company written notice specifying the circumstances constituting Good Reason in reasonable detail; provided however that this notice period shall be shortened or waived to the extent necessary if compliance with the notice period would cause the termination for Good Reason to occur following the second anniversary of the effective date of the Change in Control. Except as contemplated by the preceding sentence, in any instance where Participant may have grounds for Good Reason, failure by a Participant to provide written notice of the grounds for Good Reason within 90 days of discovery shall be a waiver of such Participant’s right to assert the subject circumstance as a basis for termination for Good Reason.

Performance Awards granted prior to November 5, 2015 shall be construed in accordance with the terms of the Plan in effect prior to this Second Amendment.

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